Exhibit 23.2

Deloitte Touche Tohmatsu Dr. Chucri Zaidan Avenue, no 1.240 4th to 12th floors - Golden Tower 04711-130 - São Paulo - SP Brazil Tel: + 55 (11) 5186-1000 Fax: + 55 (11) 5181-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2016 relating to the consolidated financial statements of Banco Santander (Brasil) S.A. as of and for the years ended December 31, 2015 and 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the supplementary information included in the Appendix II to the Notes under the caption Statements of Value Added), appearing in the Annual Report on Form 20-F of Banco Santander (Brasil) S.A. for the year ended December 31, 2016 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

São Paulo, Brazil

March 27, 2017

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